PNC CPAs

January 8, 2010

Securities and Exchange Commission
100 F Street, Northeast
Washington, D.C. 20549

Re: Optimized Transportation Management, Inc.

We have read the statements that we understand Optimized Transportation Management, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Sincerely,

Pender Newkirk & Company

Pender Newkirk & Company LLP
Certified Public Accountants
Tampa, Florida

Pender Newkirk & Company LLP · Certified Public Accountants
100 South Ashley Drive · Suite 1650 · Tampa, Florida 33602 · (813) 229-2321 · Fax: (813) 229-2359